Exhibit 99.1

Q2Earth Provides Update Letter to Shareholders on

2018 Operational Results and Value Creation Strategy

Palm Beach, FL; April 2, 2019 - Q2Earth, Inc. (OTCQB: QPWR) provided the following letter to shareholders today:

Dear Q2Earth Shareholders:

We are pleased to provide this summary of progress made by Q2Earth during 2018 and the first quarter of 2019. The information provided in this update letter is qualified by the detailed disclosures, including financial statements and risk factors, provided in our Form 10-K for the year ended December 31, 2018, as filed with the Securities Exchange Commission on April 1, 2019.

Q2Earth is in the business of overseeing the acquisition and management of companies that manufacture and support compost and soil products from waste streams. Soil health is a critical environmental issue facing our planet, affecting the food we eat, water we drink, and air we breathe. Composting is a proven, natural process for recycling organic wastes for beneficial uses to replenish top soil, conserve water, replace synthetic chemicals, and reduce water and air pollution.

Our acquisition strategy is being conducted through Earth Property Holdings, LLC (“EPH”), a private entity in which we hold a 19.9% equity interest and an agreement to oversee and manage all of its operations. This structure has provided us with greater ability to complete acquisitions and required funding. From an accounting standpoint, EPH is treated as an unconsolidated investment; and therefore, the results of operations and other material aspects of that business are not presented in our financial statements or included in other SEC reports.

To date, we have completed two acquisitions through EPH: George B. Wittmer Associates Inc. (“GBWA”), based in Jacksonville, Florida in November 2018, and Organics “by Gosh” (“OBG”), based in Austin, Texas in January 2019. Collectively, these businesses are expected to generate approximately $14 million in sales and $1.4 million in EBITDA in 2019, and present bullish growth projections strongly rooted in the communities and industries they serve. We believe that by creating a regional or, ultimately, nationwide footprint of composting facilities that can produce consistent, quality products, combined with strong sales, marketing/branding and scientific research, we can create substantial added value from these and future acquired assets. To execute this plan, we are currently pursuing additional acquisition opportunities and capital raises through EPH.

Since November 2018, EPH raised approximately $5.3 million in Class A equity units and $6 million in mezzanine debt (which Q2Earth is neither a borrower nor guarantor) to complete the initial acquisitions and provide operating capital for EPH and management fees for Q2Earth. These Class A units receive an 8% preferred distribution and preferred capital return before our Class B units share in profits or liquidation value.

Under our long-term management agreement with EPH, we oversee all the operations of GBWA and OBG. In late 2018 and early 2019, we received a total of $700,000 in management fees which will be earned during 2019. We expect these fees to increase as we have more assets under management, but such increase is not guaranteed.

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Creating shareholder value is our priority, and we plan to accomplish this at the Q2Earth level in the following manners:

●	Continue to grow EPH through acquisitions and organic growth, which we believe will lead to greater management fees and equity appreciation from our investment in that entity. That equity may provide a return in the future, or more currently, provide solutions for strengthening Q2Earth’s balance sheet.

●	Systemize and monetize intellectual property developed through our managerial activities – understanding, creating and scaling the best operating practices, systems and processes for compost manufacturing, distribution and sales. Such expertise can lead to additional management agreements, and partnership or licensing opportunities for Q2Earth.

●	Develop sales, marketing, distribution and product branding strategies for national customers, including product sales from EPH-owned facilities as well as other facilities with which Q2Earth may partner, manage or license to in the future.

●	Invest in and promote soil sciences and technologies that support and expand the compost industry as a whole. Soil science is a particularly important and underserved field studying how the natural biological processes of healthy soil can replace synthetic chemicals used for fertilizers and pesticides.

●	Utilize our team’s collective expertise in acquisitions, specifically in the renewables and clean tech sectors, to coordinate and oversee transactions for third parties in return for fees and other opportunities for Q2Earth.

We are pursuing these and other “asset and capital light” opportunities to expand the reach, revenue and value of Q2Earth, while trying to limit potential dilution from fund raising activities. With the solid foundation provided by the EPH assets under management, our ability to execute these strategies has been materially strengthened since late 2018. Of course, we must remain flexible and opportunistic in how we build shareholder value for Q2Earth, and these tactics and structures may evolve or change in the future.

2019 promises to be an exciting year for Q2Earth. The business model transition we started in mid-2017 has begun to bear fruit, and we are seeing the pace at which opportunities arise and are able to be acted upon quicken. We anticipate that during 2019, we will be able to close additional acquisitions at the EPH level, generate increased revenue for Q2Earth through management fees and other sources, and continue to build value for our shareholders. While we cannot guarantee these results, we are cautiously optimistic about our future.

Thank you very much for your support.

Best regards,

Kevin Bolin

Chairman and CEO

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About Q2Earth: Q2Earth is executing its plan to consolidate and manage leading manufacturers of compost and engineered soils created from recycled waste for the agriculture, horticulture, construction and infrastructure sectors. Through a plan of investments, acquisitions, strategic alliances, and organic growth focused on creating and marketing quality beneficial reuse end products, Q2Earth seeks to build the preeminent compost and soil company in North America, with international growth opportunities.

Legal Notice Regarding Forward-Looking Statements: This news release contains “Forward-looking Statements”. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to fully commercialize our technology, risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new products and markets, the time and expense involved in such development activities, the ability to secure additional financing, the level of demand and market acceptance of our products, and changes in our business strategies.

Contact

Jeremy Roe, Managing Partner

Integra Consulting Group, LLC

Jeremy@integracg.net

925-262-8305

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